Exhibit 99.1

Ekso Bionics Announces Reverse Stock Split

SAN RAFAEL, Calif., May 19, 2025 (GLOBE NEWSWIRE) -- Ekso Bionics Holdings, Inc. (the “Company”) (Nasdaq: EKSO), a leading developer of exoskeletons for medical and industrial use, today announced that it will effect a reverse stock split of shares of its common stock at a ratio of 1-for-15, effective as of May 27, 2025 at 12:01 a.m. Pacific time. The Company’s common stock will open for trading on The Nasdaq Capital Market on May 27, 2025 on a split-adjusted basis under the existing symbol “EKSO”. The Company’s common stock will trade under a new CUSIP number 282644 400 upon the effectiveness of the reverse stock split.

Upon the effectiveness of the reverse stock split, the number of shares of the Company’s outstanding common stock will decrease from approximately 35,289,695 pre-split shares to approximately 2,352,646 post-split shares, with no change in par value per share.

The reverse stock split was approved by the Company’s shareholders at a special meeting held on May 16, 2025, and is primarily intended to raise the per share trading price of the Company’s common stock and, in particular, enable the Company to regain compliance with the minimum bid price requirement for maintaining its listing on The Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 for a minimum of ten consecutive trading days.

No fractional shares will be issued as a result of the reverse stock split. Any holder that would otherwise receive a fractional share of common stock as a result from the reverse stock split will have those shares rounded up to the next whole share.

The reverse stock split will affect all issued and outstanding shares of the Company’s common stock. The reverse stock split will reduce the number of shares of common stock issuable upon the exercise of the Company’s then-outstanding stock options or warrants outstanding immediately prior to the reverse stock split and correspondingly increase the respective exercise prices, and it will reduce the number of shares to be received upon vesting of the Company’s then-outstanding restricted stock units. The reverse stock split will not be accompanied by a proportional reduction in the number of authorized shares of the Company’s common stock. The reverse stock split will affect all shareholders uniformly and will not significantly alter any shareholder’s percentage interest in the Company’s equity.

Stockholders who hold their shares electronically in book-entry form at a brokerage firm or through the Ekso Bionics, Inc. 401(k) plan need not take any action, as their shares will be automatically adjusted by their brokerage firm or trustee of the 401(k) plan, as applicable, to reflect the reverse stock split. Beneficial holders may contact their bank, broker or nominee with any questions regarding the procedure of implementing the reverse stock split. Stockholders holding share certificates may request to receive information from VStock Transfer, LLC, the Company’s transfer agent, regarding the process for exchanging the certificated evidencing their shares of common stock for new certificates reflecting the reverse stock split. Additional information regarding the reverse stock split can be found in the Company’s Definitive Proxy Statement on Schedule 14A (Form DEF14A), filed with the SEC on April 10, 2025, and posted on the Company’s website at www.eksobionics.com.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Based upon its industry-leading expertise, the Company focuses on improving health and quality of life with advanced robotics designed to enhance, amplify, and restore human function. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the impact of the reverse stock split, including with respect to the Company’s ability to regain compliance with the minimum bid price requirement for maintaining its listing on The Nasdaq Capital Market and each stockholder’s ownership percentage in the Company following the reverse stock split. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to maintain its listing on The Nasdaq Capital Market, the Company's inability to realize the benefits of the NVIDIA Connect program or successfully complete the building of a proprietary model for human motion, the Company’s inability develop and integrate related new AI capabilities across its portfolio, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s inability to successfully collaborate with its network of existing neuro-rehabilitation facilities, physicians, and DMEs in seeking CMS reimbursements, the Company’s inability to obtain future reimbursements from CMS in a timely manner and at the expected reimbursement levels, the Company’s ability to raise funds to operate and grow its business, the Company’s inability to obtain insurance coverage beyond CMS, the Company’s inability to obtain additional indications of use for its devices, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure of the Company to obtain or maintain patent protection for the Company’s technology, the failure of the Company to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@eksobionics.com